BANK OF SCOTLAND	Account Services
CORPORATE	2nd Floor, Citymark
150 Fountainbridge
Edinburgh
EH3 9PE

Contact: Adam Barraclough
PRIVATE & CONFIDENTIAL
For the attention of: Mr Ian Stewart	Direct Dial Telephone: 0114 260 9108
Zoo Digital Publishing Limited	Fax Number: 0114 347 6494
(Company Number 05701472)	Email: Adam_Barraclough@bankofscotland.co.uk
Arundel Court
177 Arundel Street	Please quote Ref: 0883/6047901/DPT2/CEM/8989/007
Sheffield
S1 2NU	08 January 2008

Bank of Scotland plc ("BoS") are pleased to offer the above named company ("the Borrower") a Committed Overdraft on the terms and conditions set out below and in the accompanying "BoS Standard Terms and Conditions".

The "BoS Standard Terms and Conditions" cover technical arrangements for matters such as "EMU Compliance" and "Taxes", or give a statement of BoS's standard position, for example on "Defaults", "Notices", "Set-off' or "Indemnity".

Because BoS may hold personal information about the Borrower's officers or employees, BoS refers the Borrower and its accepting signatories to the Data Protection Act Notice as shown above the signature section.

Confirming the Borrower's identity - when the Borrower opens an account BoS may ask for additional information to confirm its identity or that of its agents. BoS, in common with other financial services providers, has account opening procedures which reflect current legal and regulatory requirements (and best practice industry guidance) aimed at preventing money laundering and terrorist financing. In the event that these requirements are not satisfied but, nevertheless, money is paid into the Borrower's account, BoS may suspend operations on the account until identity is established. This is for both the Borrower's protection as well as BoS's.

Any queries about this offer should be referred to the Borrower's relationship manager.

To accept this offer please sign and return the duplicate copy within twenty-one days of the above date.

Bank Of Scotland plc. Registered in Scotland No. SC327000. Registered Office: The Mound, Edinburgh EH1 IYZ

Authorised and Regulated by the Financial Services Authority.

1.	THE COMMITTED OVERDRAFT

1.1.	Limit

1.1.1.	The Committed Overdraft limit is £700,000, until 17 June 2009. The Borrower must at all times provide sufficient funds to keep within that limit.

1.1.2.
BoS may at any time agree with the Borrower to increase the limit which applies to the Committed Overdraft. If BoS agrees an increase with the Borrower the limit will automatically increase to the amount agreed by BoS on the date of that agreement.

1.2.	Interest

The Borrower will pay interest on the Committed Overdraft at the annual rate of 3% over the BoS base rate as that rate fluctuates.

The Borrower's interest obligation to BoS will be calculated daily on the cleared account balance from the date of account opening.

BoS will give the Borrower 14 days notice of the date and amount of each interest application.

Interest will be debited to the Borrower's current account monthly from the first interest application date.

If a monthly date, falls on a non-Business Day then the application date on that occasion will be the preceding Business Day.

Any debit balance over the limit and, where the overdraft has ceased to be available, the total debit balance of the Committed Overdraft, will attract interest at the annual rate of 3% over the rate of interest payable on the Committed Overdraft.

1.3.	Utilisation

1.3.1.	The Borrower may only use the Committed Overdraft for general working capital purposes

1.3.2.	The Committed Overdraft may be used for cash withdrawals or payments.

1.3.3.	The Borrower may use the Committed Overdraft provided that:

a)	the first utilisation is within 90 days of the date of this letter;

b)
BoS is satisfied that the Borrower's use of the Committed Overdraft would not put BoS in breach of the law or of any regulatory undertaking or provision or voluntary code of practice which it is obliged or accustomed to observe; and

c)	BoS holds, in a form and content satisfactory to it, all of the documents and evidence listed in section 2; and

d)	none of the events listed in clause 2 of the "BoS Standard Terms and Conditions" has occurred or would result from utilisation.

1.3.4.	BoS will review the Committed Overdraft on 17 June 2009. On each review date, the Committed Overdraft will be repaid in full unless BoS has agreed to renew it.

1.3.5.	The Committed Overdraft will only become repayable before a review date if one of the events listed in clause 2 of the "BoS Standard Terms and Conditions" occurs.

1.3.6.	If the Committed Overdraft is not to be renewed at a review date then BoS will notify the Borrower on or before that date.

1.3.7.
if any part of the Committed Overdraft is used for the purchase of an asset or property, the net proceeds of any future sale will be paid to BoS in permanent reduction or repayment of the Committed Overdraft and the limit will be reduced accordingly.

1.3.8.	Unless BoS agrees otherwise with the Borrower, in writing, this Committed Overdraft replaces any overdraft or Committed Overdraft Facilities previously made available to the Borrower by BoS.

1.4.	Cancellation

The Borrower may cancel all or any part of the unutilised portion of the Committed Overdraft provided that it has given BoS at least 2 Business Days' notice in writing of its intention to cancel and the amount of the Committed Overdraft it intends to cancel. The Committed Overdraft and the limit will then be reduced by that amount on the expiry of the notice period.

1.5.	Fees and Expenses

In consideration of these Facilities the Borrower will pay to BoS:

1.5.1.
an arrangement fee of £6,500, 21 days after the date of this offer if it is accepted by the Borrower (BoS may at its discretion agree to the Borrower's late acceptance, in which case the arrangement fee will be due on acceptance); and

1.5.2
a non-utilisation fee at the annual rate of 1.00% calculated daily from the Borrower’s acceptance of this offer on the undrawn amount of the Overdraft facility payable on the last Business Day quarterly in arrears; and

1.5.3.	on BoS's demand and on a full indemnity basis all reasonable fees, costs and expenses or tax incurred by BoS in connection with this letter or any security for the Committed Overdraft; and

1.5.4.	BoS's usual administration fees for the preparation or instruction, by BoS, of any item of security required under section 2.

Unless otherwise agreed, fees will be debited to the Borrower's servicing account when due.

2.	CONDITIONS OF USE

The following is a list of what BoS must have before the Facilities can be used or maintained. It may include security or documents already held.

2.1.	Security

2.1.1.	A debenture from the Borrower in BoS's usual style.

2.1.2.	Letters of postponement on terms satisfactory to BoS.

2.1.3.	A guarantee of the Borrower's obligations to BoS in BoS's usual style:

•	by Ian Stewart;
•	for £250,000;

With confirmation, where appropriate, that all necessary legal advice and opinions have been taken.

2.2.	Professional Reports

In relation to the Borrower's assets or undertakings:

whatever due diligence reports BoS may reasonably require.

all prepared by a professional acceptable to BoS in terms BoS finds satisfactory.

2.3.	Account Mandate

An up to date account mandate and confirmation that an account (or accounts) satisfactory to BoS is (are) open and available upon which the Committed Overdraft can be drawn.

3.	FINANCIAL UNDERTAKINGS

The Borrower will ensure that:

3.1.	Debtor Cover

The ratio of the EBIT to Total Interest will not be less than:

5:1during the period from the date of drawdown to the expiry of the overdraft;

which will be tested quarterly against your management accounts and annually against audited accounts.

EBIT is for any specified period, the Borrower’s trading profit before deduction of interest and taxation but after the deduction of extraordinary and exceptional items.

Total Interest is the aggregate amount of interest, commission and other recurrent financial expenses attributable to the Borrower’s total borrowings charged, accrued or capitalized for any specified period.

3.2	Net Worth

Net worth to increase by a minimum of £500,000 per annum;

Which will be tested annually against your audited accounts.

Net worth is the aggregate of the amount paid upon the Borrower’s issued share capital and the amount standing to the credit of the Borrower’s capital and revenue reserves (including any share premium account or capital redemption reserve but excluding any revaluation reserve, goodwill and/or intangible assets), plus or minus the amount standing to the credit or debit (as the case may be) of the Borrower’s profit and loss account MINUS Subordinated Directors Loans;

Subordinated Directors Loans mean the aggregate amount of any loans provided by the company directors are fully subordinated with regard to interest, repayment and enforcement rights and are fully governed and controlled by way of legal postponement documentation.

3.2.	Financial Information

During the period of the Facilities the Borrower will give BoS the following:

3.2.1.	the Borrower's audited or final accounts (which must be prepared on a consolidated basis in the case of a Group), within 9 months after the end of each of its financial years;

3.2.2.	the Borrower's management accounts (which must be prepared on a consolidated basis in the case of a Group) within 30 days after the end of each month in each of its financial years;

3.2.3.	details of any borrowings the Borrower has (or any Group Company has) with any third party from time to time as soon as that information is available;

and such further financial information as BoS may from time to time reasonably require.

4.	GOVERNING LAW

This letter and the Standard Terms and Conditions enclosed with it will be governed by and construed according to English law unless the Borrower's registered office is in Scotland in which case they will be governed by Scottish law and the Borrower submits to the courts of that jurisdiction.

Data Protection Notice
To see how we use your information and how to give your consent, please read the Data Protection section on our Group website http://www.bankofscotland.co.uk/dataprotection or ask for a printed copy.

We will use your information to contact you by mail, telephone, E-mail, SMS or otherwise about other products and services that may be of interest to you. If you do not wish to receive this information please visit htto://www.bankofscotland.co.uk/dataprotection for details on how to opt out of this service.

We will search credit reference and fraud prevention agencies to check your identity, credit status and help us make decisions. For this application, we will assess you on your own (except where there is another party to this application). By signing/submitting the application, you declare that your financial associate's finances will not affect our decision. We check your declaration and may decline the application if it is inaccurate.

If false or inaccurate information is provided and fraud is identified, details will be passed to fraud prevention agencies to prevent fraud and money laundering. Further details explaining how information held by the fraud prevention agencies may be used can be obtained on our Group website htt[p]://www.bankofscotland.co.uk/dataprotection or by writing to: Bank of Scotland, PO Box 23588, Level 1 Citymark, 150 Fountainbridge, Edinburgh, EH3 9PE.

By signing/submitting this form you agree that we can use your information in the ways described.

IMPORTANT NOTICE: As with any legally binding agreement, BoS recommends that the Borrower consults a solicitor or other independent legal adviser before accepting this letter.

Signed by:

…………………………………..

For and on behalf of BANK OF SCOTLAND PLC

Agreed and accepted on behalf of ZOO DIGITAL PUBLISHING LIMITED

By:…/s/Ian Stewart
Director

Barry Hatch……………..(print name) /s/ Barry Hatch

Date:……12/07/08………………………

BoS Standard Terms and Condition

1.Genera! Undertakings
unless BoS otherwise agrees, the Borrower will (and will ensure that any other Group Company will):
(a)not give or leave in place any guarantee or security in favour of any third party;
(b)not sell, lease or dispose of any of its business or assets other than in the ordinary course of business;
(c)comply with all laws (including those relating to the environment) and will have and maintain all necessary licences and authorisations;
(d)where any part of the Facilities are used to fund the development of property(ies), ensure that the development of the property(ies) is carried out and completed in accordance with the financial appraisal and development programme approved by BoS and the Borrower will not amend that financial appraisal and development programme.
2.Default
2.1 Unless the Facilities are repayable on demand, each of the following events will be an event of default:
(a) the Borrower or any other Group Company fails to pay any sum due to BoS or any other member of the Bank of Scotland Group on its due date;
(b) any conditions or financial undertakings set out in the Facility Letter are breached;
(c) the Borrower or any other Group Company fails to comply with any other undertaking or obligation given or owed by it to BoS or any other member of the Bank of Scotland Group;
(d) any borrowing of the Borrower or arty other Group company is not paid when due or within any original stated period of grace or any creditor becomes entitled to declare that any borrowing is due and payable;
(e) the Borrower or any other Group Company ceases or threatens to cease to carry on its business or a significant part of it or suspends or threatens to suspend payment of its debts or is unable or is deemed to be unable to pay its debts within the Meaning of Section 123 (1) of the Insolvency Act 1986;
(f) a petition is made for an administration order in relation to the Borrower or any other Group Company under the Insolvency Act 1986;
(g) any steps are taken to enter into a company voluntary arrangement in relation to the Borrower or any other Group Company or to wind up or dissolve the Borrower or any other Group Company or to appoint a liquidator, trustee, receiver, administrative receiver or similar officer to the Borrower or any other Group Company or any part of its business or assets;
(h) any legal process (not being reasonably considered by BoS to be defensible or vexatious, in good faith) is taken, enforced or sued against the Borrower or any other Group Company or its assets or any person validly takes possession of any of the property or assets of the Borrower or any other Group Company or steps are taken by any person to enforce any security against any of the property or assets of the Borrower or any other Group Company;
(i) Control of the Borrower or any other Group Company changes;
(j) in BoS's reasonable opinion, there is a risk of material liability to BoS under environmental law because, it has entered into this letter or taken security for the Facilities;
(k) any part of these Standard Terms and Conditions, the Facility Letter or any security for the Facilities ceases to be legal or effective or any security or guarantee for the Facilities is withdrawn or discontinued;
(l) any other circumstance or event occurs which in BoS's reasonable opinion will have a material adverse effect on any Group Company's ability to comply with Its obligations under these Standard Terms and Conditions, the Facility Letter or any security for the Facilities or the business, assets or financial condition of the Borrower or any other Group Company;
(m) any of the events in paragraphs (d) to (h) occurs in relation to any guarantor of the Borrower;
(n) where any part of the Facilities are used to fund the development of property(ies) and any licence, authority, permit, consent, agreement or contract which is material to the construction and completion of the development of the property(ies) is terminated withheld or Changed without BoS's consent;
(o) any Businesscare insurance policy taken out in respect of the Facilities is revoked or ceases to be valid in any way.
2.2 If any of the events listed above occurs BoS may at any time:-
(a)	cancel any undrawn part of the Facilities; and/or
(b)	require immediate repayment of the Facilities and all other sums due under the Facility Letter; and/or
(c)	require that the rate of interest payable on the Facilities is increased to the Default Rate; and/or
(d)	charge an administration fee to compensate BoS for the additional time spent in administering the Facilities.
3. Taxes
All payments by the Borrower will be without deduction of tax unless the Borrower is required by law to make a payment subject to deduction or withholding of tax, in which case the amount .payable by the Borrower will be sufficiently increased to ensure that BoS receives and retains a net sum equal to that which BoS would have received and retained were no deduction or withholding made.
4. Set Off
BoS may set-off any balance on any of the Borrower's accounts with BoS against any sum now or from time to time due, owing or incurred by the Borrower to BoS whether presently payable or not, whether actually or contingently, whether solely or jointly with any other person and whether as principal or guarantor. BoS may make any currency exchanges necessary for this right of set-off and Bank of Scotland's usual charges and all taxes in relation to any currency exchange will be paid by the Borrower.
5. EMU Compliance
If the introduction of, changeover to or operation of a single or unified European currency results in the currency in which the Facilities are provided changing or being replaced or BoS (in BoS's reasonable opinion) requiring to amend either these Standard Terms and Conditions, the Facility Letter or any security in BoS's favour due to changes in price sources for any European Union member state national currency or the Euro or market conventions relating to the calculation of interest then the Borrower agrees that it will permit these Standard Terms and Conditions and/or the Facility Letter and/or any security in BoS's favour to be amended to the extent necessary (in BoS's reasonable opinion) to reflect those changed circumstances.

6. Indemnity
The Borrower will indemnify BoS and any other member of the Bank of Scotland Group against any loss, liability or cost incurred as a result of all or any of the following:
(a)
any of the events set oat In clause 2.1 above occurring or the operation of clause 2.2 above or any breach of these Standard Terms and Conditions or the Facility Letter or any security document relating to them;

(b)
the Borrower repaying all or any part of the Facilities other than on the due date including loss of interest rate margin or other loss on account of funds borrowed or contracted for by BoS to fund any amount payable by it under the Facility Letter or as a result of BoS or any other member of the Bank of Scotland Group agreeing to fix or cap the interest rate which applies to the Facilities;

(c)	BoS acting on telephone or electronic instructions given or purported to be given on behalf of any Group Company;
(d)
any actual or threatened breach of environmental law, any actual or threatened release of any substance capable of causing harm to any living organism or damaging the environment on, at or from the premises or operations of any Group Company or any actual or threatened claim against the Borrower or any other Group Company in respect of an alleged breach of environmental law or remedial obligation under such law;

(e)	any Group Company making any payment or repayment other than in the currency in which the Facilities are drawn;
(f)
after the date of the Facility Letter, any change to or any introduction of any law or regulation in relation to, or any compliance by BoS with, any form of banking or monetary control or the introduction of, changeover to or operation of a single or unified European currency;

(g)
where the Facilities include a multi option facility or other contingent obligations on the part of the Bank of Scotland Group, all actions, suits, proceeds, claims, demands, liabilities, costs, expenses, losses, damages and charges whatsoever (except those arising as a result of BoS's gross negligence or willful misconduct) Which may occur in relation to or arising out of any utilisation of that multi option facility.

BoS will use all reasonable endeavours to mitigate any loss suffered by it in relation to any of the above.
7 Notices
7.1 All notices or other communications by BoS to the Borrower will be in writing and will be effectively given if (1) sent by first class post to the Borrowers registered office or the address last known to BoS (2) sent by fax transmission to the Borrower's fax number last known to BoS or (3) sent by e-mail to the Borrower's e-mail address last known to BoS and will be deemed to have been given and received 48 hours after being sent by first class post, and if by fax or e-mail, when sent (provided a transmission report or return receipt is received).
7.2 BoS may rely upon any communication by telephone, fax or e-mail or purporting to be on the Borrowers behalf by anyone notified to BoS as being authorised without enquiry by BoS as to authority or identity.
8. Assignment/Assignation
8.1 BoS may at any time after prior notice to the Borrower assign all or any of its rights • and benefits under these Standard Terms and Conditions and the Facility Letter or transfer or otherwise dispose of all or any of its rights, benefits and obligations under these Standard Terms and Conditions and the Facility Letter as BoS sees fit.
8.2 Neither the Borrower nor any other Group Company may assign or transfer all or any of its rights, obligations or benefits under these Standard Terms .and Conditions or the Facility Letter.
9. General
9.1 If BoS fails or delays in exercising any right or remedy under these Standard Terms and Conditions or the Facility Letter this does not mean that it has waived that right or remedy and BoS may exercise any right or remedy on more than one occasion.
9.2 If any part of these Standard Terms and Conditions or the Facility Letter is not valid or enforceable then that will not affect any other part.
9.3 Unless arithmetically or factually incorrect, any determination by BoS of a rate, an amount or a due date under these Standard Terms and Conditions or the Facility Letter will be binding on the Borrower.
9.4 These Standard Terms and Conditions will be governed by arid construed according to the law which applies to the Facility Letter and the Borrower submits to the jurisdiction of the relevant Courts.
10. Interpretation
10.1 Any reference in these Standard Terms and Conditions or the Facility Letter to:
(a)
the Borrower is to the borrower(s) under any Facility Letter and where there is mom than one borrower the obligations of each-borrower in respect of the Facility Letter and these Standard Terms and Conditions shall be joint and several;

(b)	BoS and the Bank of Scotland is to Bank of Scotland plc;
(c)	Facility Letter is to any letter issued by BoS and offering Facilities which refers to these Standard Terms and Conditions;
(d)	Facilities is any financial facility made available by BoS to the Borrower under any Facility Letter
(e)	statutes, statutory provisions and other legislation will include all amendments, substitutions and re-enactments for the time being in force;
(f)	Control of any company will be interpreted in accordance with Section 840 of the Income-and Corporation Taxes Act 1988;
(g)	Business Day is a day other than a Saturday or Sunday or a bank holiday on which the Bank of Scotland office from which an applicable account is domiciled and/or managed, is open for business;
(h)
Group is the Borrower, any holding company of the Borrower and each of its subsidiaries which is not dormant and or the subsidiaries of any hording company of the Borrower all as defined in the Companies Act 1985 and Group Company will be construed accordingly;

(i)
Bank of Scotland Group means: (I) any affiliate of 1-11305 plc (the parent of BoS); (ii) any successor in business to BoS or any Affiliate of HBOS from time to time; and (iii) any entity in which HBOS plc has from time to time directly or indirectly a participating interest (as that term Is defined in Section 260 of the Companies Act 1985 as amended at the date of this Agreement) -.. and Bank of Scotland Group Company shall be construed accordingly;

(j)	Default Rate is the Default Rate of interest specified as such in the Facility Letter.
10.2 In these Standard Terms and Conditions and the Facility Letter, words importing. the singular will include the plural and vice versa.
10.3Any reference to these Standard Terms and Conditions, the Facility Letter or any other document referred to in them will be construed as references to those " documents in force for the time being and as amended, supplemented, restated, substituted or novated from time to time.

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